   EXHIBIT 99.1

PRESS RELEASE

DOLLAR TREE REPORTS THIRD-QUARTER COMPARABLE-STORE SALES INCREASE 0.7%;
TOTAL SALES REACH $724.0 MILLION

CHESAPEAKE, Va. – November 4, 2004 – Dollar Tree Stores, Inc. (NASDAQ: DLTR), the nation’s largest $1.00 discount variety store chain, reported total sales for its fiscal third quarter were a record $724.0 million, compared to $665.2 million in last year’s fiscal third quarter. Comparable-store sales for the quarter increased 0.7%, in-line with the company's previous guidance. For the year-to-date period, comparable store sales increased 0.2%.

“We opened fewer stores than planned in the third quarter,” President and CEO Bob Sasser said. We fully expect all of those stores will be open and ready for holiday business, and therefore achieve our announced 20% square footage growth prior to Thanksgiving.”

For the third quarter, the Company expects earnings per share to be approximately 28 cents, including approximately one cent per share, or $2 million pre-tax of expenses for hurricane- and flood-related store and inventory damages.

For the fourth quarter, the Company estimates sales to be in the range of $990 million to $1,010 million, based on square footage growth of approximately 20% and comparable-store sales growth of flat to slightly positive. Based on this level of sales, the Company expects earnings per share to be in the range of $0.80-$0.82 for the fourth quarter and $1.65-$1.67 for the year.

On Tuesday, November 23, 2004, the Company will release its third-quarter earnings results and host a conference call to discuss those results at 9:00 a.m. EST. The telephone number for the call is 703-639-1152. A recorded version of the call will be available until midnight Monday, November 29, and may be accessed by dialing 703-925-2533, and the access code is 590362. A webcast of the call is accessible through Dollar Tree’s website, www.DollarTree.com, as well as at Vcall’s website, www.Vcall.com, and will remain on-line until midnight Monday, November 29.

Dollar Tree operated 2,674 stores in 48 states as of October 30, 2004, compared to 2,511 stores in 47 states a year ago. During the third fiscal quarter of 2004, the Company opened 65 stores, closed 3 stores, and expanded or relocated 38 stores. The Company’s retail selling square footage totaled approximately 19.6 million at October 30, 2004, an 18.4%increase compared to a year ago. The Company also operates a coast-to-coast logistics network of nine distribution centers. Dollar Tree is a member of the NASDAQ 100 index.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: This press release contains “forward-looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. For example, our forward-looking statements include statements regarding the timing of new-store openings; third-quarter earnings per share; and the effect of hurricane and flood-related damages; fourth-quarter comparable-store sales, total sales, square footage growth and earnings per share; and annual earnings per share. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10-K filed April 13, 2004 and our Quarterly Report on Form 10-Q filed September 9, 2004. Also, carefully review “Risk Factors” in our most recent prospectuses filed November 15, 2000 and August 3, 2000. In light of these risks and uncertainties, the future events, developments or results described by our forward-looking statements in this document could turn out to be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree Stores, Inc., Chesapeake
Adam Bergman, 757-321-5000
www.DollarTree.com